Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239980

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JANUARY 22, 2021

(To Prospectus dated September 30, 2020)

BIOMERICA, INC.

This supplement to prospectus supplement (this “Supplement”) supplements and amends the prospectus supplement dated January 22, 2021 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated September 30, 2020. This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On December 1, 2017, we entered into an At Market Issuance Sales Agreement with B. Riley Securities (“Sales Agent”), which agreement was subsequently amended on January 22, 2021 pursuant to an Amendment No. 1 to At Market Sales Agreement (such agreement, as amended, the “Sales Agreement”), in connection with our “at-the-market” sales program relating to the issuance and sale of shares of our common stock under the Prospectus Supplement. In accordance with the terms of the Sales Agreement, we could offer and sell shares of our common stock having an aggregate gross sale price of up to $15,000,000 from time to time through the Sales Agent pursuant to “at-the-market” transactions. As of the date of this Supplement, we have sold an aggregate of approximately $2,014,054 of shares of our common stock pursuant to the Sales Agreement.

The purpose of this Supplement is to terminate the continuous offering of shares of our common stock under the Prospectus Supplement and suspend our “at-the-market” sales program pursuant to the Sales Agreement, effective as of March 2, 2023. Accordingly, following the filing of this Supplement, we will not make any further sales of our common stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission. For the avoidance of doubt, we note that the Sales Agreement will remain in full force and effect following the filing of this Supplement.

The date of this supplement to prospectus supplement is March 2, 2023.